Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Keri P. Mattox, Pure Communications
(215) 791-0105
EPIX Pharmaceuticals Announces
Discontinuation of PRX-00023 Clinical Development Program
EPIX Continues to Advance Clinical Development of Promising Phase 2 Therapeutic Programs
and Regulatory Approval of Novel Imaging Agent; Provides Update on Progress with Partnered
Programs, and Announces Two Preclinical Candidates Nearing IND
LEXINGTON, Mass — March 20, 2008 — EPIX Pharmaceuticals (NASDAQ: EPIX) announced today that the company is discontinuing clinical development of PRX-00023 due to lack of significant efficacy shown in the recently completed Phase 2b trial in patients with major depressive disorder (MDD).
“While PRX-00023 continued to show a highly desirable safety and tolerability profile, we are disappointed in the overall results observed in our recently completed Phase 2b trial in major depressive disorder,” stated Michael G. Kauffman, M.D., Ph.D., chief executive officer of EPIX. “In light of these results, we have made the strategic decision to discontinue further development of this product candidate.”
Dr. Kauffman added, “Our drug discovery and development approach continues to be efficient and productive, and we have multiple promising product opportunities in our pipeline. Using our proprietary in silico platform, we have repeatedly optimized lead compounds into drug candidates in less than 12 months. We continue to enjoy strong partnerships with GlaxoSmithKline (GSK), Amgen and Cystic Fibrosis Foundation Therapeutics around several of our early stage programs, as well as our collaboration with GSK for our Phase 2b Alzheimer’s disease program and Bayer Schering Pharma for Vasovist®. We look forward to continuing to achieve key revenue-generating milestones in these programs in the months ahead.”

Vasovist® — Re-read of Phase 3 Images on Track
As previously reported, EPIX has received regulatory clarity on Vasovist® and has initiated the requested Phase 3 image re-reads. EPIX expects to complete the re-read and resubmit the New Drug Application (NDA) to the FDA in mid-2008; data from the re-read is anticipated to be available in the second quarter of 2008. Once EPIX has resubmitted to the FDA, the Agency will have up to 180 days to review the data. Vasovist® has already been approved for marketing in 33 countries outside of the U.S., based on approvals by five independent regulatory bodies. In parallel to the regulatory process, the company continues to focus on monetizing this asset in the near to mid-term.
PRX-03140 — Alzheimer’s Disease Program Update
As announced earlier this year, EPIX is making important progress in its promising Alzheimer’s disease program. Building on the compelling results seen in the Phase 2a clinical trial, EPIX is working with partner GSK to launch two Phase 2b proof-of-concept clinical studies for PRX-03140 in Alzheimer’s disease: a monotherapy trial and a trial studying PRX-03140 in combination with donepezil. The company is well-positioned to initiate these trials in the first half of 2008, and both trials will address a larger patient population and a longer duration of therapy than the two-week Phase 2a trial.
PRX-08066 — Pulmonary Hypertension (PH) Associated with Chronic Obstructive Pulmonary Disease (COPD) Program Update
EPIX continues to expect to initiate a right-heart catheter study by mid-2008 for PRX-08066 in patients with PH associated with COPD. This is the first 5-HT2B antagonist to be developed to treat this patient population and the Phase 1b announced last year was the first clinical trial in patients. In that study, treatment with PRX-08066 resulted in statistically significant reductions in systolic pulmonary artery pressure (SPAP) of at least 4mm Hg and was found to be well-tolerated, with potential for co-administration with other therapies. PH associated with COPD represents a significant unmet need with no therapies currently available.
PRX-07034 — Cognitive Impairment Program Update
As EPIX announced earlier this year, the company has decided to advance its novel 5-HT6 antagonist PRX-07034 into cognitive impairment, based upon the program’s statistically significant Phase 1b results and compelling safety profile to date. EPIX is developing a trial protocol and timeline, with a Phase 2a study expected to start later this year.
Preclinical Program Updates
Two additional programs that are nearing IND status using the proprietary GPCR drug discovery engine are:
•	EPX-102216 — a highly selective, oral, CCR2 antagonist for multiple sclerosis, pain, type 2 diabetes, and atherosclerosis. CCR2 antagonists represent a novel mechanism of action for reducing the inflammatory response in several diseases by preventing macrophages (a type of inflammatory immune cell) from accumulating in body tissues. EPX-102216 is a potent antagonist at both human and rat CCR2 receptors and has an excellent safety pharmacology profile.

•	EPX-16006 — a potential first-in-class, highly selective, oral, non-absorbed, small molecule P2Y2 agonist for the treatment of constipation-predominant irritable bowel syndrome (IBS-C) and chronic constipation. Activation of the P2Y2 receptor stimulates chloride ion secretion into the gastrointestinal tract, a clinically validated mechanism to increase fluid secretion and accelerate gastrointestinal motility. Because it does not delay gastric emptying, EPX-16006 will potentially avoid the nausea associated with the leading drug for chronic constipation (Amitiza®). EPX-16006 has been shown in preclinical models to increase feces production and improve gastrointestinal motility.
EPIX has developed a novel and unique in silico protein structure-based approach to G-Protein Coupled Receptors (GPCR) and ion channel-targeted drug discovery, called PREDICTTM. The PREDICT™ technology combines genomic information (the amino acid sequence of the target protein) with physical and chemical properties of the cell membrane environment to determine the most stable 3D structure of the target protein. This platform has driven the successful optimization of lead compounds into clinical drug candidates in four distinct GPCR programs since 2002. This highly differentiated discovery platform has enabled EPIX to discover and develop four clinical drug candidates and two novel pre-IND orally available small molecules with excellent patent life. In each of its clinical programs, EPIX moved from lead identification to clinical trials in less than 18 months. In addition, EPIX’s structure-based approach to drug discovery is more efficient and cost-effective than traditional drug discovery methods and offers of a wealth of novel product opportunities beyond the current clinical stage pipeline.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform. The company has a pipeline of internally-discovered drug candidates currently in clinical development to treat diseases of the central nervous system and lung conditions. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen, Cystic Fibrosis Foundation Therapeutics and Bayer Schering Pharma. For more information, please visit the company’s website at www.epixpharma.com.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, our expectations and assumptions concerning regulatory, clinical and business strategies, the progress of our clinical development programs and timing of the results of our clinical trials, strategic collaborations and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured; risks relating to our ability to advance the development of product candidates currently in the pipeline or in clinical trials; failure to obtain the financial resources to complete development of product candidates; our inability to further identify, develop and achieve commercial success for new products and technologies; competing products may be more successful; our inability to interest potential partners in our technologies and products, particularly EP-2104R; our inability to achieve commercial success for our products and technologies; our inability to successfully in-license products and/or technologies; our inability to successfully defend against litigation, including any appeal or re-filing of the shareholder class action lawsuit; our inability to protect our intellectual property and the cost of enforcing or defending our intellectual property rights; our failure to comply with regulations relating to our products and product candidates, including FDA requirements; failure to obtain the financial resources to complete development of product candidates; the risk that the FDA may interpret the results of our studies differently than we have; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully secure regulatory approval of and market our drug candidates; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.
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